EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (Nos. 333-268134, 333-228577 and 333-170727) on Form S-8 of Moody’s Corporation of our report dated June 26, 2024, with respect to the financial statements and supplemental Schedule H, Line 4a – Schedule of Delinquent Participant Contributions for the Year Ended December 31, 2023 and Schedule H, Line 4i - Schedule of Assets (Held at End of Year) as of December 31, 2023 of the Profit Participation Plan.

/S/ KPMG LLP

New York, New York
June 26, 2024